Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 28th day of January, 2008, by and between BMR-217TH PLACE LLC, a Delaware limited liability company (“Landlord”), and SONUS PHARMACEUTICALS, INC. (“Tenant”).

RECITALS

A.                                   WHEREAS, Landlord and Tenant entered into that certain Lease dated as of November 21, 2006, as amended by that certain First Amendment to Lease dated as of August 17, 2007 (collectively, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 1522 217th Place SE in Bothell, Washington (the “Building”); and

B.                                     WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                       Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.  The Lease, as amended by this Amendment, shall be referred to herein as the “Amended Lease.”

2.                                       Sales Tax.

a.                                       Retail sales tax otherwise applicable to portions of construction of the Building and Tenant Improvements and other improvements made or requested by Tenant may be eligible for deferral pursuant to RCW 82.63 (the “Sales Tax Deferral”) as a result of the uses of the Premises intended by Tenant. Landlord shall make application with the Washington State Department of Revenue (the “State”) for the Sales Tax Deferral with respect to work to be performed and paid for by Landlord pursuant to the Amended Lease.  When the State has determined the final amount of the sales tax which Landlord may defer pursuant to the Sales Tax Deferral Program Landlord will provide Tenant with written notice of such amount.

b.                                      Tenant agrees if a subsequent audit by the State determines that, (a) because Tenant’s use of the Premises has changed or (b) for any other reason, any of the sales tax previously deferred pursuant to the Sales Tax Deferral is now due and owing to the State, Tenant shall pay to Landlord, within ten (10) days following the date Landlord notifies Tenant of any such determination by the State, an amount equal to the amount required to be paid to the State, including any penalties and interest due to the State; provided that Tenant may conduct a good faith contest of any such determination by the State in accordance with appropriate administrative procedures so long  as  payment of the amount claimed by the State is stayed during the conduct of the contest.  If Tenant desires to dispute the amount claimed by the State to be due but payment of such amount is not stayed

Form dated 2/16/07

during the conduct of the proceedings, Tenant shall pay the amount due but at Tenant’s request, Landlord shall pay the amount claimed by the State under protest.

c.                                       Landlord shall reasonably cooperate with and assist Tenant in any challenges or audits to the Sales Tax Deferral benefit, at no cost to Landlord.  Landlord shall promptly notify Tenant of any such action of which Landlord becomes aware, and shall promptly forward any correspondence regarding any such challenge or audit.  Tenant shall have the right to contest or review on its own behalf (but not on Landlord’s behalf) any proceedings regarding the Sales Tax Deferral benefit that may be instituted, either before, during or after the Term of the Amended Lease.  Landlord shall, on a timely basis, execute all necessary instruments in connection with any such protest, appeal or other proceedings, at no cost to Landlord.  If any proceeding may only be instituted and maintained by Landlord, then Landlord shall do so at Tenant’s cost upon the request of Tenant, unless Landlord reasonably objects.

d.                                      To secure Tenant’s payment obligations under subparagraph (b) above, Tenant shall provide Landlord with a letter of credit that meets the requirements of Section 9.7 of the Lease within ten (10) days after Landlord provides Tenant with written notice of the amount of the Sales Tax Deferral approved by the State.  Such letter of credit shall be in amount equal to the amount of any Sales Tax Deferral, which letter of credit Landlord may draw upon in the event that Tenant timely fails to pay any amount payable by Tenant pursuant to subparagraph (b) above.

e.                                       The letter of credit will renew automatically annually, for consecutive one (1) year periods, at least thirty (30) days prior to the anniversary date of its initial issuance, until the expiration of the State’s audit and claim rights with respect to the Sales Tax Deferral.  The amount of the letter of credit will reduce annually to reflect the reduction in the amount of the sales tax (and penalties and interest) which the State is entitled to recover from Landlord with respect to the Sales Tax Deferral.  If the letter of credit does not renew as provided above, Landlord shall so advise Tenant and if Tenant does not cause the renewal within three (3) business days thereafter Landlord shall have the right to draw on the letter of credit to the extent of its potential liability with respect to the Sales Tax Deferral Program, and any funds so drawn by Landlord will be held by Landlord in an interest bearing account as security for Tenant’s performance of its obligations under  subparagraph (b) above until the State’s audit and claim rights expire.

3.                                       Broker.  Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment other than Landlord’s Broker and Tenant’s Broker, and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by it or claiming to have been employed or engaged by it.  Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment other than Landlord’s Broker and Tenant’s Broker, and agrees to indemnify, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by it or claiming to have been employed or engaged by it.  Tenant shall have no obligation to compensate Landlord’s Broker or Tenant’s Broker due to this Amendment.

4.                                       No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.  Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

5.                                       Effect of Amendment.  Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.  In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

6.                                       Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.

7.                                       Counterparts.  This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-217TH PLACE LLC,

a Delaware limited liability company

By:	/s/ Gary A. Kreitzer
Name:	Gary A. Kreitzer
Title:	Executive V.P.

TENANT:

SONUS PHARMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ Alan Fuhrman
Name:	Alan Fuhrman
Title:	CFO